Exhibit 99.1

Press Release	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 Telephone (724) 352-4455

Release Date: January 18, 2006	Contact:	Craig A. Creaturo
Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com
Homepage: www.ii-vi.com

II-VI INCORPORATED

REPORTS SECOND QUARTER EARNINGS;

BOOKINGS SET NEW RECORD

PITTSBURGH, PA., January 18, 2006 — II-VI Incorporated (NASDAQ NMS: IIVI) today reported results for its second fiscal quarter ended December 31, 2005. Net earnings for the quarter were $5,180,000 ($0.17 per share-diluted). These results compare with net earnings of $5,394,000 ($0.18 per share-diluted) in the second quarter of last fiscal year. For the six months ended December 31, 2005, net earnings were $11,929,000 ($0.40 per share-diluted). This compares with net earnings of $11,033,000 ($0.37 per share-diluted) for the same period last fiscal year. These results are in-line with guidance issued by the Company on January 4, 2006.

Prior year net earnings and earnings per share have been restated to reflect the modified retrospective application of Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-Based Payment” (FAS 123(R)), which the Company adopted effective July 1, 2005. FAS 123(R) requires expensing the calculated fair value of incentive stock options. All per share data for this quarter and former periods cited in this press release have been adjusted to account for the two-for-one split of the Company’s common shares paid as a stock dividend to shareholders of record on March 2, 2005 and distributed on March 22, 2005. The results for the quarter and six months ended December 31, 2004 include one month of contributions from Marlow Industries, Inc., (Marlow) which was acquired by the Company in December 2004, and the results for the year ended June 30, 2005 include seven months of contributions from Marlow.

Bookings for the quarter increased 27% to a record $62,688,000 compared to $49,380,000 in the second quarter of last fiscal year. Bookings for the six months ended December 31, 2005 increased 40% to $122,005,000 from $86,912,000 for the same period last year. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Revenues for the quarter increased 25% to $53,827,000 from $43,213,000 in the second quarter of last fiscal year. Revenues for the six months ended December 31, 2005 increased 29% to $108,218,000 from $83,720,000 for the same period last fiscal year.

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II-VI Incorporated

January 18, 2006

Francis J. Kramer, president and chief operating officer said, “Consecutive quarters of record bookings testify to the strong demand we are experiencing across multiple markets and product lines. These bookings have resulted in a strong backlog of orders that provides momentum going into the second half of fiscal year 2006 and into fiscal year 2007. In anticipation of this demand, we recently expanded several of our global manufacturing facilities. We are maintaining our revenue and earnings per share guidance for fiscal year 2006 which we last updated on January 4, 2006.”

Kramer continued, “As we noted in our press release dated January 4, 2006, profit for this quarter was impacted by several factors. In infrared optics, we experienced a reduction in revenues from the September 30, 2005 quarter as short-term production challenges impacted our deliveries. In near-infrared optics, we experienced slightly less revenues than anticipated for the quarter as this business deferred revenue recognition on a certain contract. In military infrared optics, revenues increased, but higher scrap costs, for both established and new products, impacted our profitability, and these challenges will continue to impact this business for the rest of the fiscal year, but at a declining rate. Energy costs continue to increase as do certain of the critical raw materials we utilize in our crystal growth and production processes. And, while we are working diligently to resolve these issues, we believe some of them will continue during the remainder of this fiscal year. Finally, in the Compound Semiconductor Group, earnings turned positive and the Group contributed to the Company’s performance this quarter.”

Segment Bookings and Revenues

Bookings for the quarter for infrared optics increased 16% to $30.3 million from $26.1 million in the second quarter of last fiscal year. Bookings for the six months ended December 31, 2005 for infrared optics increased 16% to $56.9 million from $49.1 million for the same period last fiscal year. Revenues for the quarter for infrared optics increased 14% to $26.7 million from $23.5 million in the second quarter of the last fiscal year. Revenues for the six months ended December 31, 2005 for infrared optics increased 19% to $55.6 million from $46.6 million for the same period last fiscal year.

Bookings for the quarter for near-infrared optics increased 89% to $17.0 million from $9.0 million in the second quarter of last fiscal year. Bookings for the six months ended December 31, 2005 for near-infrared optics increased 47% to $23.6 million from $16.1 million for the same period last fiscal year. Revenues for the quarter for near-infrared optics decreased 12% to $7.3 million from $8.3 million in the second quarter of last fiscal year. Revenues for the six months ended December 31, 2005 for near-infrared optics were $16.0 million compared to $16.1 million for the same period last fiscal year.

Bookings for the quarter for military infrared optics increased 13% to $6.0 million from $5.3 million in the second quarter of the last fiscal year. Bookings for the six months ended December 31, 2005 for military infrared optics increased 30% to $14.2 million from $10.9 million for the same period last fiscal year. Revenues for the quarter for military infrared optics increased 18% to $7.9 million from $6.7 million in the second quarter of the last fiscal year. Revenues for the six months ended December 31, 2005 for military infrared optics increased 8% to $14.1 million from $13.1 million for the same period last fiscal year.

Bookings for the quarter for the “Compound Semiconductor Group” (primarily the Marlow subsidiary, eV PRODUCTS division, and the Wide Bandgap Materials group) were $9.4 million, including $6.9 million from Marlow, compared to $9.0 million in the second quarter of the last fiscal year, including $4.1 million from Marlow. Bookings for the six months ended December 31, 2005 for these same groups were $27.3 million, including $20.0 million from Marlow, compared to $10.9 million for the same period last fiscal year, including $4.1 million from Marlow. Revenues for the quarter from these groups were $11.9 million, including $8.9 million of revenues from Marlow, compared to $4.7 million in the second quarter of last fiscal year, including $2.3 million from Marlow. Revenues for the six months ended December 31, 2005 for these same groups were $22.5 million, including $16.9 million from Marlow, compared to $8.0 million for the same period last fiscal year, including $2.3 million from Marlow.

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II-VI Incorporated

January 18, 2006

Outlook

For the third fiscal quarter ending March 31, 2006, the Company currently forecasts revenues to range from $54 million to $58 million and earnings per share to range from $0.17 to $0.22. Comparable results for the quarter ended March 31, 2005 were revenues of $53.3 million and earnings per share of $0.19. For the fiscal year ending June 30, 2006, the Company expects revenues to range from $220 million to $226 million and earnings per share to range from $0.80 to $0.85. Comparable results for the year ended June 30, 2005 were revenues of $194 million and earnings per share of $0.78.

Earnings per share guidance for the quarter ending March 31, 2006 and fiscal year ending June 30, 2006 as well as comparable split-adjusted prior year amounts reflect implementation of FAS 123(R). FAS 123(R) requires expensing the calculated fair value of incentive stock options. This non-cash stock option charge currently is expected to reduce earnings per share by approximately $0.02 in the third quarter ending March 31, 2006 and approximately $0.07 to $0.08 in the fiscal year ending June 30, 2006. As discussed in more detail below, actual results may differ from these forecasts due to numerous factors including changes in product demand, competition and general economic conditions.

Webcast Information

The Company will host a conference call at 10:00 a.m. Eastern Time on Thursday, January 19, 2006 to discuss these results. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at www.ii-vi.com as well as at http://phx.corporate-ir.net/playerlink.zhtml?c=65340&s=wm&e=1187700. Please allow extra time prior to the call to visit the site and, if needed, download the media software required to listen to the Internet broadcast. A replay of the webcast will be available for 2 weeks following the call.

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma ray instrumentation. The Company’s infrared optics business manufactures optical and opto-electronic components sold under the II-VI brand name and used primarily in CO2 lasers. The Company’s near-infrared optics business manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers at the Company’s VLOC subsidiary. The Company’s military infrared optics business manufactures infrared products for military applications under the Exotic Electro-Optics (EEO) brand name. In the Company’s Compound Semiconductor Group, the eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray sensor products and materials for use in medical, industrial, environmental, scientific and homeland security applications; the Company’s Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; Marlow Industries, Inc. designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets.

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II-VI Incorporated

January 18, 2006

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the Company’s ability to successfully integrate Marlow’s operations into the Company’s organization and to realize synergies in material growth and utilization of our worldwide manufacturing and distribution networks; (ii) the failure of any one or more of the assumptions stated above to prove to be correct; (iii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005; (iv) purchasing patterns from customers and end-users; (v) timely release of new products, and acceptance of such new products by the market; (vi) the introduction of new products by competitors and other competitive responses; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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II-VI Incorporated and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(000 except per share data)

	Three Months Ended December 31,
	2005	2004(1)
Revenues

Net sales	$51,751	$41,455
Contract research and development	2,076	1,758

	53,827	43,213

Costs, Expenses & Other (Income) Expense

Cost of goods sold	31,929	23,305
Contract research and development	1,442	916
Internal research and development	1,966	1,584
Selling, general and administrative	11,301	10,134
Interest expense	450	88
Other (income), net	(101)	(203)

	46,987	35,824

Earnings Before Income Taxes	6,840	7,389

Income Taxes	1,660	1,995

Net Earnings	$5,180	$5,394

Diluted Earnings Per Share	$0.17	$0.18

Average Shares Outstanding - Diluted	29,999	29,984

(1)	The results for the three months ended December 31, 2004 have been restated to reflect the modified retrospective application of the fair value recognition provisions of SFAS 123(R) “Share-Based Payment.” Net earnings and diluted earnings per share were reduced by $399 and $0.01, respectively.

II-VI Incorporated and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(000 except per share data)

	Six Months Ended December 31,
	2005	2004(1)
Revenues

Net sales	$103,957	$79,279
Contract research and development	4,261	4,441

	108,218	83,720

Costs, Expenses & Other (Income) Expense

Cost of goods sold	62,717	43,938
Contract research and development	2,957	3,224
Internal research and development	3,877	2,632
Selling, general and administrative	22,800	19,354
Interest expense	855	151
Other (income), net	(1,398)	(694)

	91,808	68,605

Earnings Before Income Taxes	16,410	15,115

Income Taxes	4,481	4,082

Net Earnings	$11,929	$11,033

Diluted Earnings Per Share	$0.40	$0.37

Average Shares Outstanding - Diluted	29,959	29,902

(1)	The results for the six months ended December 31, 2004 have been restated to reflect the modified retrospective application of the fair value recognition provisions of SFAS 123(R) “Share-Based Payment.” Net earnings and diluted earnings per share were reduced by $719 and $0.02, respectively.

II-VI Incorporated and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

($000)

	December 31, 2005	June 30, 2005(1)
Assets

Current Assets
Cash and cash equivalents	$19,595	$21,675
Accounts receivable, net	36,273	35,985
Inventories	48,187	44,916
Deferred income taxes	7,382	6,960
Other current assets	1,953	2,202

Total Current Assets	113,390	111,738

Property, Plant & Equipment	79,568	77,900
Goodwill	40,999	39,537
Investment	2,281	2,249
Other Intangible Assets, net	15,671	16,332
Other Assets	5,419	4,922

	$257,328	$252,678

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$9,978	$10,073
Current portion of long-term debt	7,552	3,801
Other current liabilities	22,609	24,010

Total Current Liabilities	40,139	37,884

Long-Term Debt—less current portion	32,322	41,180

Other Liabilities, primarily deferred income taxes	12,061	13,143

Shareholders’ Equity	172,806	160,471

	$257,328	$252,678

(1)	June 30, 2005 balance sheet has been restated to reflect the modified retrospective application of the fair value recognition provisions of SFAS 123(R) “Share-Based Payment.”

II-VI Incorporated and Subsidiaries

Condensed Segment and Other Selected Financial Information (Unaudited)

($000)

The following segment and other financial information includes segment earnings (defined as earnings before income taxes, interest expense and other income or expense, net) and earnings before interest, income taxes, depreciation and amortization (EBITDA). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control. Similarly, EBITDA reflects operating profitability before certain non-operating expenses and non-cash charges.

The segment earnings and other financial information presented below have been restated to reflect the modified retrospective application of the fair value recognition provisions of SFAS 123(R) “Share-Based Payment,” as applicable.

	Three Months Ended December 31,		Six Months Ended December 31,
Segment Information	2005	2004	2005	2004
Revenues
Infrared Optics	$26,708	$23,513	$55,605	$46,578
Near-Infrared Optics	7,283	8,313	15,981	16,060
Military Infrared Optics	7,920	6,684	14,099	13,095
Compound Semiconductor Group	11,916	4,703	22,533	7,987

Total Revenues	$53,827	$43,213	$108,218	$83,720

Segment earnings (loss)
Infrared Optics	$7,086	$7,159	$15,817	$14,256
Near-Infrared Optics	238	531	1,071	997
Military Infrared Optics	(382)	358	(906)	639
Compound Semiconductor Group	247	(774)	(115)	(1,320)

Total Segment Earnings	$7,189	$7,274	$15,867	$14,572

	Three Months Ended December 31,		Six Months Ended December 31,
Other Selected Financial Information	2005	2004	2005	2004
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$11,291	$10,411	$24,967	$20,810
Cash paid for capital expenditures	$5,073	$3,778	$9,572	$7,975
Net borrowings (payments) on indebtedness	$(3,513)	$27,913	$(4,926)	$28,000
Incentive stock option expense	$284	$546	$954	$984

II-VI Incorporated and Subsidiaries

Condensed Segment and Other Selected Financial Information (Unaudited) (cont.)

($000)

Reconciliation of Segment Earnings and EBITDA

to Earnings Before Income Taxes

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Total Segment Earnings	$7,189	$7,274	$15,867	$14,572
Interest expense	450	88	855	151
Other (income), net	(101)	(203)	(1,398)	(694)

Earnings before income taxes	$6,840	$7,389	$16,410	$15,115

EBITDA	$11,291	$10,411	$24,967	$20,810
Interest expense	450	88	855	151
Depreciation and amortization	4,001	2,934	7,702	5,544

Earnings before income taxes	$6,840	$7,389	$16,410	$15,115

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